Exhibit 99 (c)(6)

 Project Metal  DI S CUS S I ON M AT E RI A L S  1 2 J A N U A R Y 2 0 2 0   C O N F I D E N T I A L

 Preliminary & Illustrative Transaction Analysis: All-Cash Consideration  P R O J E C T M E T A L   Source: Titanium Management projections as presented on 1/6/2020. All cash flows at Titanium share. Company filings, Green Street Advisors, FactSet as of 1/10/2020.  (a)(b)(c)  Cap rate based on 2020E Cash NOI per Management projections.Silver Forever 21 Sensitivity results in a reduction of Forever 21 Rents to Titanium of $3.5MM and 100% flow-through to NOI and FFO. Liquidation Sensitivity for Forever 21 results in a reduction of Forever 21 rents to Titanium of $7MM and 100% flow-through to NOI and FFO.          Im plied Cap Rate / Multiples Analysis:    Implied Cap Rates:Implied Acquisition Cash Cap Rate (Management Plan) (a)  5.76%  5.74%  5.71%  5.69%  5.66%  5.64%  5.61%  Implied Acquisition Cash Cap Rate (Silver F21 Sensitivity) (a)(b)  5.73%  5.70%  5.68%  5.65%  5.63%  5.60%  5.58%  Implied Acquisition Cash Cap Rate (F21 Liquidation Sensitivity) (a)(c)  5.69%  5.67%  5.64%  5.62%  5.59%  5.57%  5.55%   M etric $3.68  15.5x  15.6x  15.7x  15.9x  16.0x  16.1x  16.3x  Implied Price to Consensus Estimates:2020E FFOImplied Price to M anagement Cases:2020E Management Plan FFO  $3.65  15.6x  15.8x  15.9x  16.0x  16.2x  16.3x  16.4x  2020E Management Plan (Silver F21 Sensitivity) FFO (b)  3.61  15.8x  15.9x  16.1x  16.2x  16.3x  16.5x  16.6x  3.57  16.0x  16.1x  16.2x  16.4x  16.5x  16.7x  16.8x  2020E Management Plan (F21 Liquidation Sensitivity) FFO (c)Leverage:    6.31x0.85x  6.32x0.86x  6.32x0.86x  6.33x0.87x  6.33x0.87x  6.34x0.88x  6.34x0.88x  Transaction Assuming All Cash @ 30% Rollover:Net Debt / Pro Forma LTM Adjusted EBITDA at ShareChange vs. In-Place LeverageTransaction Assuming 75% Cash @ 20% Rollover:Net Debt / Pro Forma LTM Adjusted EBITDA at ShareChange vs. In-Place Leverage  6.25x0.79x  6.25x0.79x  6.26x0.80x  6.26x0.80x  6.27x0.81x  6.27x0.81x  6.28x0.82x                                                          ($ in MMs, except per share)  RevisedExpression of Interest            PreviousVerbal Offer  Implied Purchase Price / Share for Titanium  $ 57.00  $ 57.50  $ 58.00  $ 58.50  $ 59.00  $ 59.50  $ 60.00  Premiums Analysis - Premium / (Discount) to:                Current Titanium Share Price ($30.37)  87.7%  89.3%  91.0%  92.6%  94.3%  95.9%  97.6%  52-Week Low ($29.59)  92.6%  94.3%  96.0%  97.7%  99.4%  101.1%  102.8%  30-Day VWAP ($30.91)  84.4%  86.0%  87.7%  89.3%  90.9%  92.5%  94.1%  90-Day VWAP ($34.85)  63.5%  65.0%  66.4%  67.9%  69.3%  70.7%  72.2%  52-Week High ($54.30)  5.0%  5.9%  6.8%  7.7%  8.7%  9.6%  10.5%  Consensus NAV ($64.15)  (11.1%)  (10.4%)  (9.6%)  (8.8%)  (8.0%)  (7.2%)  (6.5%)  Green Street NAV ($67.90)  (16.1%)  (15.3%)  (14.6%)  (13.8%)  (13.1%)  (12.4%)  (11.6%)      1

PROJECT METAL

Illustrative Relative Trading Performance at Various Prices

($ in MMs, except per share)	Silver Price Historical 10/24/2019	Silver Price Historical 12/6/2019	Silver Price Historical Current	Silver Current Price Sensitivity (a)			
Price / Share for Silver	$ 154.44	$ 148.24	$ 144.79	$ 130.31	$ 137.55	$ 152.03	$ 159.27
P / (D) to Current Price	*6.7%*	*2.4%*	-	*(10.0%)*	*(5.0%)*	*5.0%*	*10.0%*
Trading Metrics:							
Silver:							
20-Day VWAP	$150.21	$150.57	$145.22	$145.22	$145.22	$145.22	$145.22
Spot P / (D) to 20-Day VWAP	*2.8%*	*(1.5%)*	*(0.3%)*	*(10.3%)*	*(5.3%)*	*4.7%*	*9.7%*
Titanium:							
Price / Share for Titanium	$37.79	$31.72	$30.37	$30.37	$30.37	$30.37	$30.37
20-Day VWAP	37.77	32.89	30.58	-	-	-	-
Spot P / (D) to 20-Day VWAP	*0.1%*	*(3.5%)*	*(0.7%)*	-	-	-	-
Multiples Analysis:							
Silver:							
Consensus 2019E FFO / Multiple	$12.09 / 12.8x	$12.05 / 12.3x	$12.04 / 12.0x	$12.04 / 10.8x	$12.04 / 11.4x	$12.04 / 12.6x	$12.04 / 13.2x
Consensus 2020E FFO / Multiple	12.74 / 12.1x	12.65 / 11.7x	12.64 / 11.5x	12.64 / 10.3x	12.64 / 10.9x	12.64 / 12.0x	12.64 / 12.6x
Implied Cap Rate (GSA) (b)(c)	6.42%	6.55%	6.65%	7.11%	6.87%	6.44%	6.25%
NAV Analysis							
Silver:							
Consensus NAV / Spot P / (D)	$187.43 / (17.6%)	$176.62 / (16.1%)	$175.74 / (17.6%)	$175.74 / (25.9%)	$175.74 / (21.7%)	$175.74 / (13.5%)	$175.74 / (9.4%)
GSA NAV / Spot P / (D)	169.58 / (8.9%)	169.13 / (12.4%)	169.13 / (14.4%)	169.13 / (23.0%)	169.13 / (18.7%)	169.13 / (10.1%)	169.13 / (5.8%)
Implied Titanium Prices:							
Titanium @ Silver P / (D) GSA NAV	$61.36	$57.76	$52.85	$47.57	$50.21	$55.49	$58.14
Titanium @ Silver P / (D) Cons. NAV	62.76	59.51	58.13	52.32	55.22	61.03	63.94

LAZARD

Source: Titanium Management projections as presented on 1/6/2020. All cash flows at Titanium share. Company filings, Green Street Advisors, FactSet as of 1/10/2020.
(a) Assumes Titanium price and estimates at 1/10/2020.
(b) Reflect changes in GSA forecasts on 12/3/2019.
(c) Cap rates based on reported NTM GSA NOI at the date.

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PROJECT METAL

Implied Prices From Brookfield / GGP

Brookfield / GGP

- **On 11/13/2017, Brookfield Property Partners ("BPY") issued a press release about an unsolicited offer to acquire GGP Inc. ("GGP")**
  - Represents blended offer price of $22.93 (implied cap rate of 5.57%) based on a 50/50 election of cash ($23/share) and 0.9656 BPY Units ($22.87/share)
- **On 3/26/2018, BPY announced that it had agreed to acquire GGP**
  - Represents blended offer price of $21.79 (implied cap rate of 5.73%) based on a 61/39 election of cash ($23.50/share) and 1.0 BPY or BPR Units ($19.20/share)
  - ~5% decline in blended offer price over process driven by ~10% decline in value of BPY Unit consideration over the same period offset by increase in cash mix percentage and value
- **GGP price on previous close to announcement was $19.01 vs. an accepted blended offer of $21.79**
- **GGP average Sales PSF were $611 vs. $838 for Titanium**

	NTM FFO Multiple (b)	P/(D) to Consensus NAV	P/(D) to GSA NAV	Implied Cap Rate (c)	Cash / Stock Consideration
Metric (a)	14.4x	(22.4%)	(15.4%)	5.73%	61% / 39%
Implied Titanium Price	$52.66	$49.81	$57.46	$57.62	
Target Sales PSF	$611				

• On the unaffected date (11/06/2017):	Titanium Price: $46.30	Silver Price: $154.99	Exchange Ratio: 0.299x
• On announcement date (3/26/2018):	Titanium Price: $57.22	Silver Price: $153.32	Exchange Ratio: 0.373x

LAZARD

Source: Titanium Management projections as presented on 1/6/2020. All cash flows at Titanium share. *Company filings, Green Street Advisors, Wall Street Research and FactSet as of 1/10/2020.*

(a) Assumes a blended price of $21.79 based on a mix of elections by GGP shareholders.
(b) NTM FFO and AFFO per GGP standalone projections per 13E-3 filings. Titanium FFO based on 2020E per Management projections. Titanium AFFO based on consensus estimates.
(c) Titanium cap rate based on 2020E Cash NOI per Management projections.

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